UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934
VALERO GP HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	85-0470977 (I.R.S. Employer Identification No.)
One Valero Way
San Antonio, Texas 78249
(Address of principal executive offices and zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered:	each class is to be registered:
Units representing limited liability company interests	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☐
Securities act registration statement file number to which this form relates: 333-132917
Securities to be registered pursuant to Section 12(g) of the Act: None

     The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-32940), filed with the Securities and Exchange Commission on July 11, 2006 (the “Form 8-A”), as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A is hereby amended by adding the following paragraphs:
     On July 19, 2006 the Registrant entered into a Rights Agreement with Computershare Investor Services, LLC (the “Rights Agreement”). Under the Rights Agreement, on July 19, 2006, the Board of Directors of the Company declared a distribution of one preferred unit purchase right (a “Right”) for each outstanding Unit. The distribution was payable to unitholders of record as of the date of the close of business on July 19, 2006. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a unit of Junior Participating Preferred Units, Series I (the “Preferred Units”), of the Company at a price of $100 per one one-hundredth of a Preferred Unit (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), between the Company and Computershare Investor Services, LLC, as Rights Agent (the “Rights Agent”).
     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “Acquiring Person”) have acquired beneficial ownership of 15% or more of the outstanding Units or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Units (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for Units, or by a current ownership statement issued with respect to uncertificated Units in lieu of such a certificate (an “Ownership Statement”).
     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Units. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates or Ownership Statements for Units issued after the Record Date upon transfer or new issuance of Units will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Units, or the transfer of any Units covered by an Ownership Statement, outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Units represented by such certificate or covered by such Ownership Statement. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Units as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
     The Rights are not exercisable until the Distribution Date. The Rights will expire on June 30, 2016 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.
     The Purchase Price payable, and the number of Preferred Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a distribution of Preferred Units on, or a subdivision, combination or reclassification of, the Preferred Units, (ii) upon the grant to holders of the Preferred Units of certain rights, options or warrants to subscribe for or purchase Preferred Units at a price, or securities convertible into Preferred Units with a conversion price, less than the then-current market price of the Preferred Units or (iii) upon the distribution to holders of the Preferred Units of evidences of indebtedness or assets (excluding regular quarterly cash distributions, if any, or distributions payable in Preferred Units) or of subscription rights or warrants (other than those referred to above).
     The number of outstanding Rights and the number of one one-hundredths of a Preferred Unit issuable upon exercise of each Right are also subject to adjustment in the event of a split of the Units or a distribution on the Units payable in Units or subdivisions, consolidations or combinations of the Units occurring, in any such case, prior to the Distribution Date.

     Preferred Units purchasable upon exercise of the Rights will not be redeemable. Each Preferred Unit will be entitled to share in the distributions of available cash made by the Company pro rata with the Units. In the event of liquidation, the holders of the Preferred Units will be entitled to a minimum preferential liquidation payment of $100 per unit. Each Preferred Unit will have 100 votes, voting together with the Units. Finally, in the event of any merger, consolidation or other transaction in which Units are exchanged, each Preferred Unit will be entitled to receive 100 times the amount received per Unit. These rights are protected by customary antidilution provisions.
     Because of the nature of the Preferred Units’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Unit purchasable upon exercise of each Right should approximate the value of one Unit.
     In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of units or shares of common stock, as the case may be, of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Units having a market value of two times the exercise price of the Right.
     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Units, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Unit, or one one-hundredth of a Preferred Unit (or of a unit of a class or series of the Company’s preferred units having equivalent rights, preferences and privileges), per Right (subject to adjustment).
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Units will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Unit, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Units on the last trading day prior to the date of exercise.
     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Units, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Units then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.
     Until a Right is exercised, the holder thereof, as such, will have no rights as a unitholder of the Company, including, without limitation, the right to vote or to receive distributions.
     The foregoing summary description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which was filed as Exhibit 10.04 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 001-32940) and is incorporated herein by reference.

Item 2. Exhibits.
     Item 2 of the Form 8-A is hereby amended and restated in its entirety to read:
     The following exhibits to this Registration Statement on Form 8-A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit No.	Description

1.01	Registrant’s Form S-1 Registration Statement (Registration No. 333-132917), initially filed with the Securities and Exchange Commission on March 31, 2006 and as subsequently amended (the “Form S-1 Registration Statement”) (incorporated herein by reference).

2.01	Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.01 to the Form S-1 Registration Statement).

3.01	Second Amended and Restated Limited Liability Company Agreement of the Registrant (incorporated herein by reference to Exhibit 3.01 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 001-32940)).

4.01	Specimen Unit Certificate for the Units (filed herewith).

4.02	Rights Agreement between Valero GP Holdings, LLC and Computershare Investor Services, LLC; effective as of July 19, 2006(incorporated herein by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 001-32940)).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: September 6, 2006

VALERO GP HOLDINGS, LLC
By:	/s/ Bradley C. Barron
	Name:	Bradley C. Barron
	Title:	Vice President - General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

1.01	Registrant’s Form S-1 Registration Statement (Registration No. 333-132917), initially filed with the Securities and Exchange Commission on March 31, 2006 and as subsequently amended (the “Form S-1 Registration Statement”) (incorporated herein by reference).

2.01	Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.01 to the Form S-1 Registration Statement).

3.01	Second Amended and Restated Limited Liability Company Agreement of the Registrant (incorporated herein by reference to Exhibit 3.01 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 001-32940)).

4.01	Specimen Unit Certificate for the Units (filed herewith).

4.02	Rights Agreement between Valero GP Holdings, LLC and Computershare Investor Services, LLC; effective as of July 19, 2006(incorporated herein by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 001-32940)).